Exhibit 10.1

PRIVATE LABEL PRODUCTION AND SUPPLY AGREEMENT

THIS PRIVATE LABEL PRODUCTION AND SUPPLY AGREEMENT (this “Agreement”) is entered into on this 6th day of December, 2011 (the “Effective Date”) by and between Vapor Corp., a Nevada corporation (“Supplier”), and Spike Marks Inc. / Casa Cubana, a Canadian Corporation (“Customer”).

RECITALS:

A. Supplier is in the business of producing or otherwise procuring, distributing and/or selling electronic vaporizer products as further described in Schedule A attached hereto (the “Products”).

B. Supplier and Customer wish to enter into this Agreement in order to establish the terms for a private label production and supply relationship between them with respect to the Products, including terms hereinafter set forth and to establish terms, conditions and procedures for the production of the Products bearing Customer’s trademark and other “Customer Brand Attributes” (as defined below) and sale of such Products by Supplier to Customer.

C. Customer desires to purchase from Supplier, and Supplier desires to sell to Customer, such quantities of Products as Customer may order from time to time, and Supplier desires to obtain, and Customer desires to grant to Supplier, a non-exclusive license to use the Customer Brand Attributes in connection with the production and supply of the Products bearing the Customer Brand Attributes for Customer pursuant to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Supplier and Customer, intending to be legally bound hereby, agree as follows:

1. Recitals; Schedules. The foregoing recitals are true and correct and, together with the attached schedules, are incorporated herein by this reference.

2. Engagement of Supplier; Product Orders; Customer and Supplier Obligations.

(a) Appointment of Customer; Territory; Exclusivity in Canada; Minimum Performance Requirements. Customer hereby engages Supplier as its exclusive supplier of the Products and Supplier hereby accepts such engagement. Supplier shall sell to Customer, and Customer shall purchase and accept from Supplier, at the prices and upon the terms and conditions as provided in this Agreement, such amount of the Products as Customer may request from time to time. Supplier will cause the Products to be manufactured and produced by Supplier’s authorized manufacturers and will undertake commercially reasonable efforts to provide sufficient supply of the Products to fill all of Customer’s orders. Quantities of the Products to be shipped to Customer shall be confirmed to Customer after the receipt by Supplier of a purchase order for same from Customer and shall be shipped to Customer within sixty (60) days after acceptance by Supplier of a purchase order for same from Customer. Customer shall provide rolling quarterly forecasts of its Product ordering plans for the then succeeding twelve months, divided by quarter. The initial forecast shall be provided to Supplier within thirty (30) days after the Effective Date of this Agreement. Customer agrees that all Products purchased by Customer from Supplier hereunder shall be for resale solely within the territory comprising Canada and any other countries mutually agreed to by the parties, all of which shall be identified in Schedule A attached hereto (collectively, the “Territory”), which Schedule may be amended from time to time by mutual agreement of the parties in accordance with the terms hereof while this Agreement is in effect. Customer agrees not to sell, and agrees to use reasonable efforts to ensure that Customer’s affiliates and any approved resellers do not sell or re-sell, any of the Products outside the Territory. As used in this Agreement, the word “affiliate” means any third party who directly or indirectly controls or has the power to control, or is controlled by or is under common control with another party. For this purpose, “control” means the direct or indirect possession of power to direct or cause the direction of the management or policies of such party, whether through ownership or stock or other securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of an entity shall be conclusive evidence that control exists.

(b) Exclusivity in Canada; Nonexclusivity in Other Countries. The parties agree that Customer shall be the exclusive reseller of the Products in Canada subject to Customer’s satisfaction of the minimum performance requirements for each twelve (12)-month period and quarterly period set forth on Schedule A attached hereto. In the event that Customer fails to achieve the applicable minimum performance requirement for a particular twelve (12)-month period or fails to meet the minimum quarterly performance requirement for two (2) consecutive three (3)-month periods, Supplier reserves the right to terminate Customer’s exclusivity with respect to sales of the Products in Canada effective as of the end of the applicable period. Customer’s rights to resell the Products in the other countries specified on Schedule A attached hereto, and in Canada if the exclusivity is terminated, shall be nonexclusive and subject to termination with respect to any such individual country(ies) in the event that either: (i) Supplier’s sales of the Products in such country(ies) are less than the minimum performance requirement specified in Schedule A for such country(ies) for any three (3)-month period or (ii) Supplier receives an offer from a third party or desires to make an offer to a third party for such third party to acquire exclusive rights to distribute the Products in such country(ies), unless Customer matches such offer. In the event that Supplier receives or desires to make such an offer of exclusivity to a third party, Supplier shall provide notice to Customer setting forth the terms of such offer and Customer shall have ten (10) business days to accept or decline such offer. In the event that Customer does not accept such offer within such ten (10) business day period, Supplier may proceed to accept or make such offer to a third party and in the event that Customer’s sales of the Products in such country(ies) are below the minimum performance requirement for such country(ies) for any three (3)-month period or Supplier enters into an agreement with such third party granting to such third party exclusive rights to distribute the Products in such country(ies), Supplier shall notify Customer and Customer shall have thirty (30) days to cease all distribution and sales of the Products in such country(ies).

(c) License of Customer Brand Attributes. Customer hereby grants to Supplier, while this Agreement is in effect, a nonexclusive, limited, royalty-free, nontransferable license to use Customer’s trademark, trade dress, graphics, packaging designs and artwork and other Customer branding intellectual property as further specified in Schedule 1 attached hereto (collectively, the “Customer Brand Attributes”) solely in connection with production of the Products sold to Customer, and Supplier shall have the right to grant a sublicense to its authorized manufacturers for the Products in order for the Products to be manufactured bearing the Customer Brand Attributes for sale to Customer. Customer shall provide to Supplier master copies of the Customer Brand Attributes for use by Supplier’s authorized manufacturers in production of the Products bearing the Customer Brand Attributes. Supplier shall submit samples of the Products bearing the Customer Brand Attributes for review prior to acceptance of Customer’s first purchase order for the Products and Customer shall have seven (7) calendar days to approve or reject same by providing written notice thereof to Supplier. The failure of Customer to provide rejection notice within such seven (7) calendar day period shall be deemed to constitute approval by Customer of such samples for mass production of the Products bearing the Customer Brand Attributes to fill Customer’s orders for same.

(d) Product Orders. All purchase orders submitted by Customer and accepted by Supplier for Products are and shall be subject to this Agreement and shall be deemed to incorporate the terms and conditions of this Agreement, whether or not so specified in such purchase orders. Supplier’s acceptances of orders shall be evidenced by Supplier signing and returning the acknowledgment copy of the order within thirty (30) days after receipt of the order, together with a pro-forma invoice for the Products covered by that order. All orders shall contain the information necessary for Supplier to fulfill the order, which information shall include the following:

(i) A reference to this Agreement and Customer’s purchase order number;

(ii) A description and quantity of the Products required;

(iii) The address to which Products are to be directed and the address to which Supplier’s invoice is to be sent; and

(iv) The requested delivery date.

Orders shall not be cancelable after being placed. In the event that Customer refuses to pay for or take delivery of an order after having placed the order, Supplier, in addition to all other available remedies, shall have the right, whether by itself or through others and whether within or outside the Territory, to sell the Products from the applicable order, without any requirement to remove any Customer Brand Attributes from such Products, and shall be entitled to retain all proceeds from such sales.

(e) Customer Duties. In addition to the other covenants and agreements set forth herein, Customer hereby covenants and agrees:

(i) To sell the Products only in the Territory and not for resale outside the Territory. Any sales via the Internet shall be to end user consumers of the Products that are located within the Territory and who agree as part of the terms of purchase not to resell the Products outside the Territory;

(ii) To maintain or arrange for the provision of suitable facilities reasonably acceptable to Supplier for the storage, administration and distribution of the Products within the Territory at all times to ensure that the quality of the Products is maintained;

(iii) Except as prohibited by law, to ship Products only bearing the Customer Brand Attributes without changing their packaging, presentation, wrapping or labeling; provided that, if legislation, regulations, governmental orders, decrees or other governmental action, or other legal requirements applicable in the Territory (collectively, the “Regulations”) require special packaging, presentation, wrapping or labeling, the Customer shall promptly notify Supplier in writing of the particulars of such Regulations;

(iv) To notify Supplier promptly in writing of all applicable Regulations, including, without limitation, all Regulations relating to the purchase, sale or importation of the Products or to the performance of the terms of this Agreement, and any and all changes, modifications, and amendments thereto;

(v) To apply for and take all necessary steps to obtain such product clearance, validation, importation authorization and any product approvals, regulatory licenses or other approvals, permits or authorizations as may be required by any governmental agency or authority in the Territory with respect to the importation, marketing, distribution, sale and use of Products;

(vi) To obtain and maintain, at its own expense, any and all consents, approvals, authorizations, licenses, permits, registrations and similar entitlements required in connection with the conduct of the Customer’s business and operations, and to provide evidence of the same upon the request of Supplier; and

(vii) To notify Supplier immediately in writing if Customer knows or suspects that any unauthorized third party is duplicating the Products and selling such “knock-off” or “bootleg” items within or outside of the Territory, and to use its best efforts to prevent such unauthorized actions.

(f) Product Returns. Supplier shall accept returns of or replace ordered Products under the following conditions:

(i) Customer shall inspect all the Products as soon as practicable after shipment thereof and shall notify Supplier in writing, within thirty (30) days of inspection thereof, if any such Products are not of commercially merchantable quality consistent with the then prevailing standards in the trade and must be returned. Customer shall give written notice to Supplier of hidden non-conformities, which cannot be ascertained upon an initial examination, within twenty (20) days from the discovery of such hidden non-conformities; and

(ii) Any defect in any of the Products to be returned shall have resulted from the manufacture or packaging of the Products prior to shipment thereof.

Supplier shall issue a credit to Customer for the purchase price paid by Customer for the Products found to be unmerchantable or replace any Products found to be unmerchantable with the same quantity of products in good and saleable condition (as determined by Supplier in its sole and absolute discretion), shipping such replacement Products to Customer’s designated shipping destination at Supplier’s expense; provided that Supplier reserves the right to require Customer, at Supplier’s expense, to return to Supplier all or part of the Products found to be defective or sell same for salvage, destroy same, or otherwise dispose of same pursuant to Supplier’s instructions. The foregoing states Customer’s sole and exclusive remedy with respect to defective or otherwise unmerchantable Products.

(g) Negative Events. Customer acknowledges that Supplier has an overriding interest in protecting the reputation of and goodwill associated with the Products. Accordingly, if Customer, at any time, has a reasonable basis to believe that any act or occurrence related to the Products presents or has presented any threat to public health or safety or otherwise are likely to draw negative attention from any governmental agency, consumer or environmental group, media or other organization or any individual (any of such occurrences being a “Negative

Event”), Customer will immediately notify Supplier of the facts giving rise to such belief or suspicion. In all such cases, Customer will closely coordinate with Supplier with respect to any actions Customer might take or permit and in respect to all public statements Customer might make regarding the particular Negative Event, and shall, after consultation with Supplier, follow all reasonable advice and instructions of Supplier with respect thereto.

(h) Other Obligations.

(i) Prosecution of Third Party Infringers. Customer shall have the primary right to prosecute all actions, suits, oppositions or other proceedings (collectively, “Prosecution”) respecting any infringement of the Customer Brand Attributes or the Products bearing the Customer Brand Attributes within the Territory (collectively, “Infringement”). Customer will promptly notify Supplier of any Infringement that comes to its attention. If Customer elects not to undertake the Prosecution or does not give notice to Supplier of its decision with regard thereto, and the claim involved pertains to the Products and not the Customer Brand Attributes, Supplier shall be authorized to undertake the Prosecution of such Infringement at Supplier’s expense. For Prosecutions undertaken by Customer, Customer shall:

(A) notify Supplier of any material developments with respect to such Prosecution;

(B) deliver to Supplier a copy of all pleadings, correspondence and other material documents respecting such Prosecution; and

(C) notify Supplier of any offers of settlement related to such Infringement which it receives or which it proposes to make. Customer shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Customer without the prior written consent of Supplier, which consent shall not be unreasonably withheld or delayed.

If any Prosecution results in a monetary judgment in favor of Supplier or Customer, the party undertaking the Prosecution will be entitled to such proceeds.

(ii) In the event of any trademark infringement claim by a third party against the Customer Brand Attributes, including but not limited to a claim against Customer or Supplier for trademark infringement involving Customer’s trademark, Customer agrees that it shall solely be responsible for the defense of any such claims and be solely responsible for all legal expenses for the defense against any claims.

(ii) Customer Re-Sale Pricing. Customer may resell the Products at such prices as Customer may in its sole discretion determine with the understanding that the growth of Supplier’s and Customer’s businesses are of utmost importance and that, accordingly, such prices must be competitive within the marketplace.

(i) Order of Precedence. The terms and conditions of this Agreement shall take precedence over and govern in the event of conflict between the terms and conditions of this Agreement the terms and conditions of any other documents and forms of the parties, including, without limitation, Customer’s quotation request and purchase order forms, Supplier’s quotation form, and any confirmation, acknowledgment or other similar document. Any provision or data in any order, any subordinate document such as shipping releases, or any other document originated by either party, or contained in any documents or forms attached to or referenced in any of the above documents, which modifies, supplements or conflicts with the terms of this Agreement shall not be binding unless agreed to in writing by the parties.

(j) Acknowledgement of Supplier’s Rights With Respect to the Products. All rights not expressly granted above are hereby reserved by and to Supplier, and for avoidance of doubt, Customer acknowledges and agrees that as between Supplier and Customer, Supplier is and shall remain the sole and exclusive owner of all intellectual property rights with respect to the Products other than the Customer Brand Attributes (collectively, the “Product Rights”), and that Supplier retains the right to produce, market, distribute, use, market and sell the Products without the Customer Brand Attributes anywhere outside the Territory and, in the event of Customer’s breach of this Agreement, within the Territory, without any duty or obligation to Customer. Customer acknowledges and agrees that all rights, title and interest with respect to any Product Rights or any other intellectual property that Customer may in the future own by operation of law relating to the Products or any modifications or improvements thereof (other than the Customer Brand Attributes) are hereby assigned and shall be assigned by Customer to Supplier and that Customer shall not acquire any ownership interest with respect to any Product Rights or any other intellectual property pertaining to the Products (other than the Customer Brand Attributes) through this Agreement or otherwise. Customer shall fully cooperate with Supplier in Supplier’s efforts to maintain, expand and enforce Supplier’s rights with respect to the Product Rights. Customer will not on its behalf or on behalf of any other party, in any country or jurisdiction, register or attempt to register any Product Rights. Customer will not do or permit to be done or assist any third party in taking any action which will in any way impair Supplier’s ownership of and rights in and to the Product Rights. Customer will not contest or assist any other party in contesting the validity of Supplier’s ownership of the Product Rights.

(k) Customer’s Trademarks. Supplier agrees not to file an application for any Customer’s trademarks as listed with the Canadian Intellectual Property Office in any foreign jurisdiction, without the approval of Customer.

(l) Security Interest. Customer grants Supplier a continuing first priority security interest in the Products acquired by Customer (as well as all proceeds received therefrom and accessions thereto) in order to secure payment and performance of all obligations or liabilities of Customer to Supplier, now or hereafter existing in connection herewith, including without limitation, any expenses incurred by Supplier in enforcing its rights hereunder (including without limitation, attorneys’ fees, court costs and the costs of retaking and holding such collateral, preparing it for resale or other disposition, or selling or otherwise disposing of it). Supplier shall have the right to file any financing statement or other documents necessary to perfect Supplier’s security interest in such collateral in any public office in any jurisdiction deemed necessary by Supplier. Customer hereby grants to Supplier a limited power of attorney for the sole purpose of executing, in Customer’s name, any financing statements and related documents deemed necessary by Supplier to perfect the security interest granted herein. Upon the occurrence of any breach of this Agreement by Customer or any other event permitting termination of this Agreement, Supplier, in addition to all other rights and remedies under this Agreement, shall be entitled to all rights, powers and remedies available to a secured party under the Uniform Commercial Code with respect to such collateral.

(m) Supplier’s Assistance. Supplier will cooperate in providing any relevant information at Customer’s request for purposes of furnishing information related to the manufacture of the product as may be asked for Health Canada or by other international agencies related to the regulation of the Products.

3. Term. This Agreement shall commence on the Effective Date and shall remain in effect for three (3) years after the Effective Date above (the “Term”), unless sooner terminated in accordance with Section 4 below. The Parties agree that this Agreement shall automatically renew for an additional three (3 year) Term, provided that the parties are not in breach of any of its representations, warranties or covenants hereunder, and that Customer has satisfied all of the minimum performance requirements referenced within Schedule A. Within 30 days of renewal, the parties agree to evaluate Customer performance history during the Term, and in good faith determine and mutually agree to minimum performance requirements for the renewal term.

4. Termination. In addition to any other right or remedy provided by applicable law or this Agreement, either party shall have the right to terminate this Agreement immediately by providing notice thereof to the other party if the other party: (i) becomes insolvent or files a voluntary petition in bankruptcy or for reorganization or other debtor relief, or a third party petitions to have such party involuntarily declared insolvent or bankrupt and such petition for involuntary insolvency or bankruptcy is not dismissed within thirty (30) days after being filed; (ii) makes an assignment for the benefit of creditors, or a custodian, receiver, intervenor, trustee or similar officer is appointed to take charge of all or part of representations, warranties or its property; (iii) ceases to do business, liquidates or dissolves; (iv) materially breaches its obligations under this Agreement and such breach is not cured within thirty (30) days after notice of breach is received from the non-breaching party; or, (v) in the event that the principal of Customer dies or becomes incapacitated or is otherwise no longer a senior executive officer and a director of Customer, immediately by Supplier upon providing notice thereof to Customer, or by Customer twelve (12) months after providing written notice thereof to Supplier. Termination of this Agreement will not relieve either party from due performance of all obligations which matured prior to the effective date of such termination.

5. Purchase Prices. Customer shall be charged, and agrees to pay to Supplier, the purchase prices for its purchase of the Products as determined from time to time by Supplier based upon prevailing retail and wholesale prices of comparable products and/or the prices charged by Supplier’s suppliers for the Products, and such retail and wholesale price guidelines necessary for both Customer and Supplier to maintain margin levels with respect to the Products comparable to those which prevail at such time in their respective industries and market areas. Supplier shall present any proposed changes to the prices not less than sixty (60) days prior to such rates becoming effective. If the parties are not able to reach an agreement within thirty (30) days of the date the proposal is made by Supplier, Supplier shall be able to set such rates as it deems appropriate, with such rates taking effect thirty (30) days thereafter, in which event Customer shall have the right to terminate this Agreement immediately by providing written notice thereof to Supplier not less than sixty (60) days prior to the effective date of such termination.

6. Taxes and Other Charges. In addition to the applicable purchase prices, Supplier shall be entitled to separately invoice for, and Customer shall pay, all sales, use, excise, value added, gross receipts, turnover and other taxes and charges imposed by law or required by any government to be paid or collected by Supplier in connection with the purchase, delivery, sale or use of the Products pursuant to this Agreement.

7. Payment Terms. All payments due to Supplier from Customer under this Agreement shall be paid to the Supplier by standing letter of credit, cashier’s check or wire transfer in full and in advance of shipment. Customer agrees to pay Supplier a 50% deposit upon placement of a Purchase Order, and the remaining 50% of balance prior to shipment. Invoices for Products sold to Customer may be rendered by the Supplier at any time after the date of delivery as defined below. Each shipment shall constitute an independent transaction and Customer shall pay the invoice for each such transaction strictly in accordance with these payment terms. Payment terms may be extended to Customer at the sole discretion of Supplier.

8. Delivery. Products will be considered delivered by Supplier for purposes of this Agreement when made available for pickup at either port Shenzhen, Shanghai or Hong Kong. Customer shall: (a) contract for carriage of all Products to Customer’s designated destination and pay the freight, and (b) pay any loading costs to the extent they are not included in the freight. Customer shall pay all other costs incurred in connection with shipment of the Products to the Customer’s designated ultimate destination and unloading location within the Territory. Customer’s failure to pick up the delivered Products within thirty (30) days after delivery shall constitute a breach of this Agreement and additionally shall entitle Supplier to sell such Products pursuant to Section 2(c) above, in addition to its other available remedies.

9. Intentionally Ommitted.

10. Risk of Loss and Passage of Title. Risk of loss and title with respect to Products purchased and sold hereunder shall pass to Customer at the time that the Products are made available to the designated carrier for pick-up at Supplier’s designated pickup location.

11. Representations and Warranties.

(a) Supplier Representations and Warranties. Supplier represents and warrants to the other party the following:

(i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it have been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii) This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(iv) The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its execution, delivery and performance of this Agreement does not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the Term. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between Supplier and any third party, or any applicable law or regulation.

(b) Customer Representations and Warranties. Customer represents and warrants to Supplier the following:

(i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it has been duly and validly authorized and no further authorization is required on its part to consummate the transactions contemplated hereby.

(iii) This Agreement and all other documents executed and delivered by it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(iv) The individual executing this Agreement on its behalf has been duly authorized and empowered to execute this Agreement for the purpose of binding it to this Agreement. Its execution, delivery and performance of this Agreement and the grant of the rights granted hereunder to Supplier with respect to the Customer Brand Attributes do not require any third party consents or governmental approvals, filings, registrations or permits that have not already been obtained and will be maintained during the Term. The execution, delivery and performance of this Agreement by it does not and will not violate any contract or other arrangement between it and any third party, or any applicable law or regulation.

(v) The Customer is the sole and exclusive owner of all intellectual property and other rights with respect to the Customer Brand Attributes and has all necessary power and authority to grant the license granted with respect to the Customer Brand Attributes to Supplier hereunder. None of the Customer Brand Attributes infringe, dilute, misappropriate or otherwise violate any intellectual property right or other right of any third party.

(c) Disclaimer of Warranties; Limitation of Liability. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED HEREIN, NEITHER PARTY HERETO MAKES ANY WARRANTIES AND DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH REGARD TO THE PRODUCTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE PERFORMANCE OF NONPERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL SUPPLIER’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE PRODUCTS SOLD TO CUSTOMER HEREUNDER OR OTHERWISE INVOLVING SUPPLIER’S PERFORMANCE OF ITS OBLIGATIONS HEREUNDER EXCEED THE PURCHASE PRICE PAID BY CUSTOMER TO SUPPLIER FOR THE PRODUCT UNITS, IF ANY, GIVING RISE TO SUCH CLAIM.

12. Indemnification. Each party hereto shall, at its expense, indemnify, defend and hold harmless the other party hereto, its affiliates and their respective employees, officers and agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of such Indemnified Parties arising from or relating to any breach by the indemnifying party of any of its representations, warranties or obligations hereunder. The indemnifying party shall be responsible for and shall pay all costs and expenses related to such claims and lawsuits for which it shall indemnify the Indemnified Parties, including, but not limited to, the payment of all attorney’s fees and costs of litigation, defense and/or settlement of same.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim that the indemnified party believes falls within the scope of the foregoing paragraph. The indemnified party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.

13. Notices. All notices and other communications under this Agreement: (a) shall be made in writing signed by the authorized representative of the party making the same, (b) shall be delivered by personal delivery, confirmed telephonic facsimile transmission, or commercial express courier, and (c) shall be deemed effective upon receipt. Confirmed email receipt by recipient shall also be deemed effective. The addresses for all notices and communications (other than purchase orders and shipping releases) are as follows:

If to Supplier:	Vapor Corp. 3101 Hallandale Beach Blvd., Suite 100 Hallandale, Florida 33009 Attn: Kevin Frija

If to Customer:	Spike Marks Inc. / Casa Cubana 275 Stinson, Montreal, QC Canada, H4N 2E1 Attn: Andre Dunn

Either party may change the address and facsimile telephone number to which notices and other communications are to be sent, and may add or delete recipients for notices and other communications, by sending the other party notice of the changes in accordance with the notice provisions of this paragraph.

14. Assignment. Customer shall not assign or delegate any right, interest or obligation under this Agreement without first obtaining the written consent of Supplier. No assignment, delegation or subcontract by Customer shall relieve Customer from its obligations and liabilities under this Agreement. Any attempted assignment or delegation in contravention of this prohibition shall be void and shall constitute a default under this Agreement. For purposes of this Agreement, a change in “control” (as previously defined) of Customer shall be deemed to constitute an attempted assignment of this Agreement requiring Supplier’s consent in accordance herewith. Supplier may assign its rights hereunder provided that the assignee acknowledges in writing Customer’s rights hereunder and agrees to assume and honor all of Supplier’s obligations hereunder.

15. Force Majeure. Each of Supplier and Customer shall be excused from its obligations hereunder, and shall have no liability for any resulting loss or damage, in the event and to the extent that its performance is delayed or prevented by any event or circumstance reasonably beyond its control, including but not limited to, fire, floods, windstorms, weather events or other natural disasters, epidemics, pandemics, explosions, embargoes, acts or requirements of any government in its sovereign capacity, changes in applicable laws or regulations, acts of God, war, terrorism, strikes, walkouts, insurrections, insurgencies, and riots or other civil disturbances, manufacturing or transportation facilities, manufacturer or carrier delays or for any other act or omission of carriers or suppliers. Delay in or prevention of performance of either party shall be excused hereunder only for the period during which such cause continues, and only if the party whose performance is delayed or prevented gives written notice thereof to the other party within ten (10) days of the event causing such delay or prevention. The parties hereto shall not have the right to terminate this Agreement solely as a result of any act or event described in this Section.

16. Waiver. No course of dealing, course of performance, or failure of either party strictly to enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right, or condition or affect the right to enforce that term, right or condition in the future, nor shall any express waiver be construed as a continuing waiver of any such term, right or condition.

17. Governing Law. The construction, interpretation and performance of this Agreement shall be governed by the internal laws of the State of Florida, and to the extent terms are not set forth in the Agreement, this Agreement shall be governed by the internal laws of the State of Florida with an application of the United Nations Convention For the International Sale of Goods.

18. Entire Agreement. This Agreement, including the schedules referred to herein, constitutes the entire agreement between the parties with respect to its subject matter. All prior or contemporaneous oral and written agreements, memoranda and representations (and any subsequent purchase order, purchase order confirmation, or similar document) relating to sales of Products are superseded by this Agreement.

19. Amendments. This Agreement may be amended only by a subsequent writing signed by authorized representatives of both parties hereto, indicating an intent to amend this Agreement.

20. Severability. If a court of competent jurisdiction adjudges any provision of this Agreement to be invalid or unenforceable, the remaining provisions shall not be affected thereby, and the parties shall in good faith attempt to amend this Agreement to eliminate such invalidity or unenforceability, without thereby affecting the intent of the parties as expressed herein.

21. Confidentiality. Customer and Supplier agree that all commercial, technical and other business information provided hereunder by either party to the other party will be used only for purposes of performance of this Agreement, shall be kept confidential by the receiving party using the same standard of care as such receiving party uses to protect its own similar confidential information, and shall not be sold, given or disclosed in any manner to any third party by the receiving party. The obligations under the preceding sentence do not apply to information which: (a) was previously known to the receiving party free of any obligation to keep it confidential; or (b) is or becomes publicly available by any means or medium other than unauthorized disclosure; or (c) is independently developed by the receiving party; or (d) is disclosed to third parties by the disclosing party without restriction; (e) is received from a third party whose disclosure would not violate any confidentiality obligation; or (f) is required to be disclosed by applicable law or by a subpoena or other order of a court of competent jurisdiction.

22. Non-Solicitation Obligations. While this Agreement is in effect and continuing until two (2) years thereafter, Customer further agrees that neither Customer nor any of its affiliates or any of their respective officers, directors or employees shall: directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit any supplier or manufacturer contractor of Supplier or any employee or consultant of Supplier or any of its affiliates to leave his or her employment with or discontinue its, his or her engagement with Supplier or any of its affiliates or to become a supplier, manufacturer, employee, consultant or other contractor of Customer.

23. Dispute Resolution. If the parties should have a material dispute arising out of or relating to this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time may deliver to the other party a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section, (ii) during the thirty (30) day period following the delivery of the notice described above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami-Dade County, Florida, in accordance with the then existing Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the Florida Rules of Civil Procedure and (ii) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty (30) days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, or specific performance, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida, or the U.S. District Court, located in Miami-Dade County, Florida.

24. Independent Contractor. Neither Customer nor any of its affiliates or subdistributors, nor their respective directors, officers, agents, or employees shall be or be considered an employee of Supplier, or any agent, partner, joint venturer or legal representative of Supplier. Neither Customer nor any of its affiliates or subdistributors, nor Supplier, nor any of their respective directors, officers, agents, or employees is granted, and shall not exercise the right or authority to assume or create any obligation or responsibility, including without limitation contractual obligations and obligations based on warranties or guarantees, on behalf of or in the name of the other party.

25. Insurance. Customer shall maintain at all times while this Agreement is in effect and for a period of five (5) years thereafter policies of insurance issued by qualified carriers which provide for comprehensive property and casualty insurance for all of Customer’s assets, business interruption and general commercial liability insurance including, without limitation, coverage for property damage, personal injury and trademark infringement claims, for any acts arising from Customer’s conduct of its business operations pursuant to this Agreement. The coverage amounts for such policies shall be determined by mutual agreement of the parties hereunder no later than thirty (30) days after the Effective Date. Each such policy shall name Supplier as an additional named insured, shall contain a waiver of all subrogation rights against Supplier and its successors and assigns, and shall provide for thirty (30) days’ prior written notice to Supplier for any modifications, cancellation or expiration of the coverage.

26. Survival. The provisions of paragraphs 2(c), 2(i), 2(j), 4, 6, 8, and 110-09 shall survive any termination or expiration of this Agreement.

27. Counterparts. This Agreement may be executed by each party upon a separate counterpart, each of which shall be deemed an original and all of which together shall constitute one agreement. Facsimile signature pages shall be acceptable as originals.

28. Interpretation; Absence of Presumption; Currency. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. All references to payments and dollar amounts refer to U.S. Dollars, and all payments to Supplier hereunder shall be made in U.S. Dollars. For purposes of this Agreement, conversions of currency to or from U.S. Dollars shall be based upon the rate of exchange between U.S. Dollars and the currency in question as reported in the Wall Street Journal for the close of business on the date of such transaction.

29. Time. References in this Agreement or any related document to time periods in days shall mean calendar days unless expressly provided otherwise.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the day and year first written above.

SUPPLIER:

VAPOR CORP.

By:	/s/ Kevin Frija
Name:	Kevin Frija
Title:	C.E.O.

CUSTOMER:

SPIKE MARKS INC. / CASA CUBANA

By:	/s/ André Dunn
Name:	André Dunn
Title:	President and C.E.O.

SCHEDULE A

Products

INSERT DESCRIPTION/SPECIFICATIONS/IMAGES OF PRODUCTS